Exhibit 10.30

Execution Version

Share Exchange Agreement

This Share Exchange Agreement (this “Agreement”) is made and entered into as of February 10, 2025, by and between:

(a)	EMT SUB CO., LTD., a corporation (jusik hoesa) duly organized and validly existing under the laws of the Republic of Korea (“Korea”) with its registered address at Room A02, 2nd Floor, 39, Banpo-daero 22-gil, Seocho-gu, Seoul, Korea (“EMT Sub”); and

(b)	KCM Industry Co., Ltd., a corporation (jusik hoesa) duly organized and validly existing under the laws of Korea with its registered address at 65, Gado-ro (Osikdo-dong), Gunsan-si, Jeonbuk Special Self-Governing Province, Korea (the “Company”).

EMT Sub and the Company are hereinafter referred to collectively as the “Parties”, and individually as a “Party”).

RECITALS

WHEREAS, as of the date of this Agreement, EMT Sub has issued and outstanding 20,000 shares of common stock, and the Company has issued and outstanding 20,000 shares of common stock;

WHEREAS, Evolution Metals LLC, a Delaware limited liability company and affiliate of EMT Sub (“EM LLC”), is party to the Amended and Restated Agreement and Plan of Merger, dated November 6, 2024, as amended (the “Merger Agreement”), between EMT Sub, Welsbach Technology Metals Acquisition Corp. (“Acquiror”) and WTMA Merger Subsidiary LLC (“WTMA Merger Sub”), pursuant to which EM LLC has agreed to be acquired by WTMA Merger Sub (the “Merger”);

WHEREAS, EM LLC and the Company previously entered into the Heads of Agreement, dated March 15, 2024 (the “HOA”), in which the Company agreed to be acquired by EM LLC pursuant to a definitive written agreement to be executed subsequent thereto;

WHEREAS, EMT Sub and the Company now intend to enter this Agreement, (1) in connection with and conditional upon the closing of the Merger and (2) which shall replace and supersede the HOA in all respects;

WHEREAS, in connection with this Agreement, the Share Exchange (as defined below) and the Merger, the Company Shareholders (as defined below) are also entering into a Lock-up Agreement (the “Lock-up Agreement”), to be effective upon the closing of the Merger and the Share Exchange;

WHEREAS, the Parties intend EMT Sub to become a wholly-owning parent of the Company and the Company to become a wholly-owned subsidiary of EMT Sub with the objective of increasing value of their shares through improvement in management efficiency and reinforcement of strategic relationships; and

WHEREAS, for the above-described purpose, the Parties intend to effect an all-inclusive exchange of shares pursuant to Articles 360-2 through 360-14 of the Korean Commercial Code (the “Share Exchange”).

NOW, THEREFORE, the Parties hereby agree as follows:

AGREEMENT

Section 1. Method of Share Exchange.

The Parties shall effect the Share Exchange on the Share Exchange Date (as defined in Section 4 of this Agreement) whereby EMT Sub acquires all of the issued and outstanding shares of the Company from the shareholders of the Company as listed in the Company’s shareholder registry as of the Share Exchange Date (the “Company Shareholders,” and such shares, the “Company Shares”). In exchange for the Company Shares, EMT Sub shall transfer a portion of the units of its parent company, EM LLC, owned by EMT Sub (the “EM Units”) to the Company Shareholders in accordance with the Share Exchange Ratio (as defined in Section 2.2 of this Agreement). Upon the Share Exchange taking effect, EMT Sub shall become the wholly-owning parent of the Company, and the Company shall become the wholly-owned subsidiary of EMT Sub.

Section 2. Share Exchange Ratio.

2.1 The Share Exchange shall not cause EMT Sub to increase its paid-in capital, nor to issue any new shares or transfer its treasury shares to the Company Shareholders.

2.2 As consideration for the Share Exchange, EMT Sub shall transfer and assign to the Company Shareholders 0.1373615 units of the EM Units per each share of common stock owned by the Company Shareholders in the Company as of the Share Exchange Date (the “Share Exchange Ratio”) For the avoidance of doubt, EMT Sub shall transfer and assign the EM Units for the Company Shares repurchased by the Company prior to the Share Exchange Date from the Company Shareholders that have dissented to the Share Exchange and exercised their appraisal right, if any (the “Dissenting Shareholders”).

2.3 The Parties hereby agree and acknowledge that, pursuant to Section 2.2 above, EMT Sub will transfer and assign to the Company Shareholders an aggregate of 2,976 units (subject to adjustment in accordance with further agreement between EMT Sub and the Company with respect to fractional units of the EM Units) of the EM Units equivalent of USD 14,400,000 in exchange for the Company Shares, and the Company Shareholders will transfer and assign to EMT Sub an aggregate of 21,666 shares(calculated based on the assumption that all of the convertible bonds issued and outstanding by the Company shall be converted into 1,666 shares of common stock prior to the Share Exchange Date) of the Company Shares equivalent of USD 14,400,000 in exchange for the EM Units. The EM Units transferred and assigned by EMT Sub to the Company Shareholders under Section 2 of this Agreement shall be the sole and exclusive consideration paid to the Company Shareholders for the Share Exchange.

2.4 EMT Sub and the Company shall further discuss and determine, in accordance with applicable laws, with respect to the handling of any fractional units of the EM Units distributable to the Company Shareholders as a result of the Share Exchange

2.5 The aggregate amount of capital reserve of EMT Sub to be increased as a result of the Share Exchange shall be determined in accordance with applicable laws and generally accepted accounting standards applicable to the EMT Sub.

2.6 The Parties hereby agree and acknowledge that, upon the consummation of the Share Exchange on the Share Exchange Date, neither EMT Sub nor the Company Shareholders shall have further payment obligations or claim against each other in connection with the Share Exchange, and each Party shall be deemed to have fully performed its obligations under Sections 1 and 2 of this Agreement.

Section 3. Approval of Share Exchange

In accordance with Article 360-3 of the Korean Commercial Code, on February 17, 2025, each of EMT Sub and the Company shall hold, for approval of the Share Exchange, a general meeting of shareholders which shall adopt a resolution approving the Share Exchange; provided, however, that if reasonably necessary for the purpose of consummating the Share Exchange (including, without limitation, due to obtainment or clearance of approval, authorization or report from or with the governmental authorities or adjustment of time schedule for the procedures required for the Share Exchange), the above date may be changed by mutual written agreement between the Parties, and the representative director (if there is no representative director appointed, then the executive director) of each Party shall have the authority to agree upon the change of the above date.

Section 4. Share Exchange Date

The Share Exchange shall take place at 0:00 AM March 20 , 2025 in Korea Standard Time (the “Share Exchange Date”); provided, however, that the Parties agree that the Share Exchange is subject to (a) the satisfaction or waiver of all of the conditions set forth in Article 9 of the Merger Agreement and (b) the delivery of a duly executed certification in the form attached hereto as Annex 1 by each of the Company Shareholders. In addition, the Parties agree as follows: in the event that the conditions set forth in Section 4(a) have not been satisfied or waived in accordance with the Merger Agreement, this Agreement shall become void and have no effect without any liability on the part of any Party hereto or any Party’s affiliates; and in the event that the certification referenced in Section 4(b) is not delivered by each Company Shareholder in accordance therewith, this Agreement shall become void and have no effect without any liability on the part of any Party hereto or any Party’s affiliates. Subject to the previous two sentences, if reasonably necessary for the relevant procedures for the Share Exchange, the Share Exchange Date may be changed by mutual agreement between the Parties, and the representative director (if there is no representative director appointed, then the executive director) of each Party shall have the authority to agree upon the change of the Share Exchange Date.

Section 5. Terms of Directors of EMT Sub

The directors of EMT Sub who were appointed prior to the Share Exchange shall maintain their position as such after the Share Exchange until their respective terms of office in effect prior to the Share Exchange expires, notwithstanding Article 360-13(1) of the Korean Commercial Code.

Section 6. Covenants of Parties.

6.1 Following the execution of this Agreement, the Parties shall faithfully perform, acknowledge, execute or deliver (as applicable) any procedures, acts, instruments and assurances necessary for the performance of this Agreement, such as resolutions of their board of directors’ meetings and general meetings of shareholders as required under applicable laws and the articles of incorporation of each Party. The Parties shall cooperate with each other in performing all such procedures.

6.2 A Party shall notify the other Party in writing promptly if any event materially affecting the Share Exchange occurs after the execution of this Agreement and before the Share Exchange Date.

6.3 On or before the Share Exchange Date, the Company shall deliver to EMT Sub in connection with the Share Exchange a valid applicable IRS Form W-8 duly executed by the Company.

6.4 On or before the Share Exchange Date, the Company shall deliver both to (a) the EMT Sub, in connection with the Share Exchange, and (b) Acquiror, in connection with the Merger, a duly executed (i) valid IRS Form W-9 certifying that such Person is a “United States person” as defined in Section 7701(a)(30) of the Code or (ii) a valid applicable IRS Form W-8 from each of the Company Shareholders.

6.5 On or before the Share Exchange Date, the Company shall deliver to Acquiror, a certification duly executed by each Company Shareholder who is not a “United States person” as defined in Section 7701(a)(30) of the Code in compliance with Treasury Regulations Section 1.1446(f)-2(b)(6)(i) that states that by reason of the operation of a nonrecognition provision of the Code, each such Company Shareholder is not required to recognize any gain or loss with respect to the transfer of its EM Units pursuant to the Merger.

6.6 On or before the Share Exchange Date, the Company shall deliver to Acquiror an agreement duly executed by each Company Shareholder in the form of the Lockup Agreement as attached hereto as Exhibit A; provided, however, the Parties may mutually agree to modify the form of Lockup Agreement solely (a) with respect to a tax loan to be provided by EM LLC or its affiliate(s) to the applicable Company Shareholders following the closing of the Merger in connection with the Share Exchange and (b) to provide for consent relating to the rounding-up of fractional units.

6.7 In furtherance of that certain Business Combination (which includes the Share Exchange) described in the Form S-4 Proxy Statement/Prospectus (the “Proxy Statement”), filed by Acquiror and the Company, as a Co-Registrant, on November 12, 2024, as amended, and in respect of the Exhibit 8.1 tax opinion to be provided in connection with the Proxy Statement, prior to the Proxy Statement being declared effective and at closing of the Merger, the Company shall execute and deliver a customary tax representation letter with respect to the business combination to Jones Day in form and substance reasonably satisfactory to Jones Day.

6.8 The Parties hereby acknowledge and confirm that the Share Exchange under this Agreement is to be performed based on the mutual agreement between the Parties and statutori-ly required consents from the Company Shareholders.

6.9 The Company will reasonably cooperate with EM LLC and Acquiror in connection with the preparation of any filings required to be made to the Securities and Exchange Commission or any other governmental entity. The Company will furnish all information concerning the Company as EM LLC and Acquiror may reasonably request in connection with the preparation of any filings.

Section 7. Validity of the Agreement.

This Agreement shall take effect immediately upon the execution of this Agreement by the Parties; provided, however, that if a resolution approving this Agreement is not adopted in a general meeting of shareholders held by either Party pursuant to Section 3, this Agreement shall become retroactively void and of no effect without any additional measures taken by the Parties.

Section 8. Representations and Warranties of the Company. The Company represents and warrants to EMT Sub as follows:

8.1 The Company was duly formed and is validly existing under the laws of its jurisdiction of formation, and has the requisite legal power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. All of the Company Shares have been duly authorized and validly issued and are fully paid and non-assessable, and have been offered, sold and issued in compliance with applicable laws. The Company Shares constitute all of the equity interests of the Company, and are free and clear of all liens and encumbrances.

8.2 The Company has caused to be duly and timely filed all tax returns required to be filed by it and such tax returns are true, correct and complete in all material respects. All taxes due and owing by the Company (whether or not shown on any tax return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such taxes in the Company’s applicable financial statements (in accordance with applicable accounting principles).

8.3 The Company has withheld or collected and timely paid each material tax required to have been withheld or collected and paid in connection with amounts paid or owing to, or paid by or owing by, any employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and withholding provisions of applicable law. No written claim has been made by a tax authority in a jurisdiction where the Company does not file income or franchise tax returns that the Company is or may be subject to taxation by that jurisdiction.

Section 9. Amendment and Termination.

9.1 In the event any matter relating to any provision of this Agreement is or becomes in violation of applicable laws or accounting standards after the execution of this Agreement and before the Share Exchange Date, the Parties may make amendment to this Agreement through written agreement to be in compliance with such laws or accounting standards.

9.2 The Parties may make amendment to or terminate this Agreement after the execution of this Agreement and before the Share Exchange Date in the event that:

(a) the purchase price per share payable by EMT Sub or the Company to the Dissenting Shareholders in connection with their exercise of the appraisal right exceeds the per share value which the non-dissenting shareholders receive;

(b) any material adverse change in the assets and business of either Party, such as natural disaster, takes place; or

(c) any event that has rendered this Agreement unable to be performed and continued, such as irrevocable violation of laws caused by the Share Exchange, takes place.

9.3 The Parties may enter into a separate agreement for any matters that are not specified in this Agreement but are necessary for the Share Exchange, and such agreement shall form an integral part of this Agreement.

9.4 In case of change in any terms and conditions of the Share Exchange hereunder, including the Share Exchange Ratio, the Parties shall enter into a written amendment with respect to such change, and such amendment shall form an integral part of this Agreement.

9.5 In the event that this Agreement is amended or terminated pursuant to this Section 9 or becomes void and of no effect pursuant to Section 7, neither Party nor its respective shareholders, directors, executives, officers, employees, agents and other representatives shall be held liable to the other Party under this Agreement or in connection with the Share Exchange.

Section 10. Taxes and Expenses.

Each Party shall be responsible for and bear its own taxes, fees, costs and expenses imposed, levied, assessed or incurred on or by the Party for or in connection the Share Exchange, including fees and disbursements of legal, financial or tax advisors.

Section 11. Duty of Good Faith.

Each Party agrees that it shall at all times act fairly and in good faith in relation to the Share Exchange. In the event that the Parties engage in any action that may significantly affect their property or rights and obligations under this Agreement or in connection with the Share Exchange, the Parties shall undertake such action through prior mutual consultation.

Section 12. Matters not Specified in the Agreement.

Matters not specified in this Agreement that are necessary for the Share Exchange shall be settled through consultation between the Parties in accordance with applicable laws and purpose of this Agreement.

Section 13. Entire Agreement.

Section 14. This Agreement and the Lock-Up Agreement constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersedes any other agreements, including the HOA, whether written or oral, that may have been made or entered into by or among the Parties or any of their respective subsidiaries or affiliates.Governing Law and Dispute Resolution.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Korea, without giving effect to the conflict of laws principles thereof. Any controversy, claim or dispute arising out of or in relation to execution, performance or breach of this Agreement shall be referred to the exclusive jurisdiction of the Seoul Central District Court as a court of first instance.

Section 15. Language.

This Agreement has been prepared in both English and Korean; provided, however, that in the event of any conflict between these two versions, the English version shall always prevail.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been prepared and executed in two (2) copies as of the date and year first above written by affixing the seal or signature of the undersigned, or a duly authorized representative or officer thereof, and each Party shall keep one (1) copy.

EMT SUB

EMT Sub Co., Ltd.

Address: Room A02, 2nd Floor, 39, Banpo-daero 22-gil,

Seocho-gu, Seoul, Korea

By:	/s/ Suk Jin Moon
	Name:	Suk Jin Moon (Nationality: Australia)
	Title:	Executive Director

[Signature Page to Share Exchange Agreement of KCM Industry]

IN WITNESS WHEREOF, this Agreement has been prepared and executed in two (2) copies as of the date and year first above written by affixing the seal or signature of the undersigned, or a duly authorized representative or officer thereof, and each Party shall keep one (1) copy.

COMPANY

KCM Industry Co., Ltd.

Address: 65, Gado-ro (Osikdo-dong), Gunsan-si,

Jeonbuk Special Self-Governing Province, Korea

By:	/s/ Chang Bae Lee
	Name:	Chang Bae Lee
	Title:	Representative Director

[Signature Page to Share Exchange Agreement of KCM Industry]

Exhibit A

Lock-Up Agreement

(Attached.)

Annex 1

Company Shareholder Certification

(Attached.)